Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

RESTATED CERTIFICATE OF INCORPORATION

OF

DYNACAST INTERNATIONAL INC.

The undersigned corporation, in order to amend its restated certificate of incorporation, hereby certifies the following:

1. The name of the corporation is Dynacast International Inc. The corporation was originally incorporated under the same name, and the corporation’s original certificate of incorporation was filed with the Secretary of State of Delaware on May 11, 2011 under the name of KDI Holdings Inc.

2. The certificate of incorporation of the corporation is hereby amended as follows:

(a) The first two sentences of clause (1) of Section 2(e) of ARTICLE FOURTH of the certificate of incorporation are amended to read in their entirety as follows:

“Subject to paragraph 2(e)(2) of this ARTICLE FOURTH, the Series A Preferred Stock (x) may be redeemed, at the option of the Corporation, in whole or in part, at any time on or after July 15, 2015 and (y) shall be redeemed by the Corporation, in whole, on the date that is ten (10) years after the Series A Original Issue Date (the “Series A Mandatory Redemption Date”), each without penalty and at a redemption price per share as set forth below. If the Series A Preferred Stock is redeemed (A) on or after July 15, 2015 and prior to July 15, 2016, the redemption price shall be equal to the Series A Liquidation Preference plus any accrued and unpaid dividends thereon plus four and 625/1000 percent (4.625%) of the Series A Liquidation Preference, (B) on or after July 15, 2016 but prior to July 15, 2017, the redemption price shall be equal to the Series A Liquidation Preference plus any accrued and unpaid dividends thereon plus two and 313/1000 percent (2.313%) of the Series A Liquidation Preference, or (C) on or after July 15, 2017, the redemption price shall be equal to the Series A Liquidation Preference plus any accrued and unpaid dividends thereon (the applicable price at which the Series A Preferred Stock is redeemed, the “Series A Redemption Price”); provided, however, that (x) the redemption price payable pursuant to the preceding clause (A) shall be reduced by one-half (1/2) of the amount of any fees (other than Excluded Fees (as defined below)) paid by the Company or its affiliates to Macquarie Capital (USA) Inc. or its affiliates (“Macquarie”) from April 11, 2013 through (and including) the date such redemption price is paid to the extent such fees shall not have previously reduced the redemption price paid pursuant to the preceding clauses (A) or (B) and (y) the redemption price payable pursuant to the preceding clause (B) shall be reduced by the amount of any fees (other than Excluded Fees) paid by the Company or its affiliates to Macquarie from April 11, 2013 through (and including) the date such redemption price is paid to the extent such fees shall not have previously reduced the redemption price paid pursuant to the preceding clauses (A) or (B). “Excluded Fees” means the $500,000 fee paid to Macquarie on or about April 11, 2013.”

(b) The first two sentences of clause (1) of Section 3(d) of ARTICLE FOURTH of the certificate of incorporation are amended to read in their entirety as follows:

“Subject to paragraph 3(e)(2) of this ARTICLE FOURTH, the Series B Preferred Stock (x) may be redeemed, at the option of the Corporation, in whole or in part, at any time on or after July 15, 2015 and (y) shall be redeemed by the Corporation, in whole, on the date that is ten (10) years after the Series B Original Issue Date (the “Series B Mandatory Redemption Date”), each without penalty and at a redemption price per share as set forth below. If the Series B Preferred Stock is redeemed (A) on or after July 15, 2015 and prior to July 15, 2016, the redemption price shall be equal to the Series B Liquidation Preference plus any accrued and unpaid dividends thereon plus four and 625/1000 percent (4.625%) of the Series B Liquidation Preference, (B) on or after July 15, 2016 but prior to July 15, 2017, the redemption price shall be equal to the Series B Liquidation Preference plus any accrued and unpaid dividends thereon plus two and 313/1000 percent (2.313%) of the Series B Liquidation Preference, or (C) on or after July 15, 2017, the redemption price shall be equal to the Series B Liquidation Preference plus any accrued and unpaid dividends thereon (the applicable price at which the Series B Preferred Stock is redeemed, the “Series B Redemption Price”); provided, however, that (x) the redemption price payable pursuant to the preceding clause (A) shall be reduced by one-half (1/2) of the amount of any fees (other than Excluded Fees) paid by the Company or its affiliates to Macquarie on or prior to the date such redemption price is paid to the extent such fees shall not have previously reduced the redemption price paid pursuant to the preceding clauses (A) or (B) and (y) the redemption price payable pursuant to the preceding clause (B) shall be reduced by the amount of any fees (other than Excluded Fees) paid by the Company or its affiliates to Macquarie on or prior to the date such redemption price is paid to the extent such fees shall not have previously reduced the redemption price paid pursuant to the preceding clauses (A) or (B).”

(c) The definition of “Series A Dividend Rate” in Section 4 of ARTICLE FOURTH of the certificate of incorporation of the corporation is amended to read in its entirety as follows:

“Series A Dividend Rate” shall equal 14% (or, from and after April 11, 2013, 11.375%) of the Series A Liquidation Preference; provided that in any year during which dividends on the Series A Preferred Stock are declared and paid in cash, all dividends accruing on the Series A Preferred Stock from January 1 of such year to the applicable dividend record date shall be deemed to have accrued at a rate equal of 12% (or, from and after April 11, 2013, 10%) of the Series A Liquidation Preference. Any portion of a year for which a dividend is not paid shall accrue at a rate equal to 14% (or, from and after April 11, 2013, 11.375%) of the Series A Liquidation Preference.”

(d) The definition of “Series B Dividend Rate” in Section 4 of ARTICLE FOURTH of the certificate of incorporation of the corporation is amended to read in its entirety as follows:

“Series B Dividend Rate” shall equal 14% (or, from and after April 11, 2013, 11.375%) of the Series B Liquidation Preference; provided that in any year during which dividends on the Series B Preferred Stock are declared and paid in cash, all dividends accruing on the Series B Preferred Stock from January 1 of such year to the applicable dividend record date shall be deemed to have accrued at a rate equal of 12% (or, from and after April 11, 2013, 10%) of the Series B Liquidation Preference. Any portion of a year for which a dividend is not paid shall accrue at a rate equal to 14% (or, from and after April 11, 2013, 11.375%) of the Series B Liquidation Preference.”

[The next page is the signature page]

4. This amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Section 228 and Section 242 of the General Corporation Law of the State of Delaware.

Dated: April 11, 2013

DYNACAST INTERNATIONAL INC.

By:	/s/ Simon J. Newman
Name: Simon J. Newman
Title: CEO

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